Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	October 31, 2011
For more information contact:
Sam Borek, Chairman of the Board or Richard L. Browdy, President (954) 776-2332

OPTIMUMBANK HOLDINGS, INC. ANNOUNCES RECAPITALIZATION

Fort Lauderdale, FL (October 31, 2011) - OptimumBank Holdings, Inc. (NASDAQ: OPHC), the parent company of OptimumBank, announced today that it completed an $8.3 million common stock offering in a private placement to individual accredited investors, including members of its Board of Directors. The Company also entered into a binding agreement to sell an additional $2.7 million in common stock to Moishe Gubin, a director of the Company. The sale of the additional stock to Mr. Gubin is subject to certain required regulatory approvals which are expected by January 31, 2012.

After the completion of the additional stock sale to Mr. Gubin, the Company will have total new capital of approximately $11 million. With $11 million in new capital, OptimumBank’s Tier One Leverage and Total Risk-Based Capital Ratios at September 30, 2011 on a pro forma basis would be 9.00% and 13.48%, respectively. These ratios would exceed the corresponding 8% and 12% ratios imposed under OptimumBank’s Regulatory Consent Order with the FDIC and the Florida Office of Financial Regulation.

The Company completed the private placement through the significant commitment and efforts of newly elected director Moishe Gubin. Mr. Gubin noted, “The Florida real estate market will recover and great opportunities lie ahead for us. Our new business plan will institute full service commercial banking and focus on customer relationships. We are extremely committed to returning the Company to profitability quickly. ”

The Company’s agreement with Mr. Gubin provides for the investment of an additional $2.7 million in the Company by Mr. Gubin through the purchase of an additional 6,750,000 shares of common stock at a price of $0.40 per share. The expected $2.7 million investment is in addition to the $8.3 million raised from the recently completed offering and is subject to regulatory approval from the Federal Reserve Board and the Florida Office of Financial Regulation. The Company’s agreement to sell shares to Mr. Gubin allows the Company to achieve its near-term goal of raising at least $11,000,000 in new capital. After giving effect to the $2.7 million investment, it is anticipated that Mr. Gubin will own 8,550,000 shares, or approximately 30% of the Company’s common stock.

Without the sale of the additional $2.7 million in capital to Mr. Gubin, OptimumBank’s Tier One Leverage and Total Risk-Based Capital Ratios at September 30, 2011 on a pro forma basis would be 7.36% and 11.29%, respectively. These ratios would be slightly below the corresponding 8% and 12% ratios imposed under OptimumBank’s Regulatory Consent Order.

Mr. Sam Borek, Chairman of the Board said, “OptimumBank is one of the few institutions in the country under a regulatory order to successfully raise new capital. Everyone involved in this offering has worked very hard to get to this day, and we could not be more pleased to be here. After concentrating on survival for two years, it is time to get back to business and focus on enhancing shareholder value.

OptimumBank offers lending and retail banking services to individuals and businesses in Broward, Dade and Palm Beach Counties through its three branch offices in Broward County. OptimumBank’s deposits are insured by the FDIC.

This press release includes forward-looking statements and OptimumBank Holdings, Inc. intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe OptimumBank Holdings, Inc.’s expectations regarding future events. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. OptimumBank Holdings, Inc. undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

2477 East Commercial Boulevard, Fort Lauderdale, Florida 33308
Phone: (954) 776-2332	Toll-Free (888) 991-BANK	Fax: (954) 776-2281